EXHIBIT 10.18

SERIES B 8% CONVERTIBLE SUBORDINATED PROMISSORY NOTE
EXTENSION II


$631,466.67
                                                     July 26,1999
                                                  Minneapolis, MN

The Series B 8% Convertible Subordinated Promissory Note dated December 3, 1998 in the amount of Six Hundred Thousand Dollars and 00/100 ($600,000) between Hyperport International, Inc. ("Borrower") and SXD, Inc. ("Lender") with an original maturity date of March 30, 1999 ("Maturity Date") and an extended maturity date of June 15, 1999 ("Extended Maturity Date") (collectively the "Note"), for value received, is hereby modified to include all accrued interest owned to-date ($600,000 x 8.0%/360 days x 236 days = $31,466.67) to the principal balance and extend the Extended Maturity Date to November 30, 1999 ("Second Extended Maturity Date"). The new principal balance is Six Hundred Thirty One Thousand Four Hundred Sixty Six Dollars and 66/100 ($631,466.67) ("New Principal Balance"). All other terms and conditions of the Note remain unchanged and are in full force and effect, including but not limited to Borrower prepaying the Note in whole or in part at any time and from time to time without premium or penalty.

Signers for Lender and Borrower are duly authorized representatives of Lender and Borrower with full authority to extend the Maturity Date of the Note to the Second Extended
Maturity Date and bind both parties to the above terms.

Agreed to as to the above date by

HYPERPRT INTERNATIONAL, INC ("BORROWER")



/s/ Gregg Hoffman
______________________________________
Its:  CFO


SXD, INC. ("LENDER")


/s/ LeAnn H. Davis
______________________________________
Its:  Chief Financial Officer